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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                            John Wiley & Sons, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 Class A common stock par value $1.00 per share
                 class B common stock par value $1.00 per share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                            968223206 and 968223305
                        ------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

===============================================================================
  CUSIP NO.  968223206, 968223305

------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Theodore L. Cross
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [_]
      (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION    United States of America
------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
                        1,485,320   Class A    777,568   Class B
     NUMBER OF     -----------------------------------------------------------
      SHARES        6   SHARED VOTING POWER   0
   BENEFICIALLY    -----------------------------------------------------------
     OWNED BY       7   SOLE DISPOSITIVE POWER
       EACH             1,485,320    Class A   777,568   Class B
    REPORTING      -----------------------------------------------------------
      PERSON        8   SHARED DISPOSITIVE POWER   0
       WITH:       -----------------------------------------------------------

------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,485,320   Class A    777,568   Class B
------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      2.9% Class A common stock, 6.5% Class B common stock
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      Individual
------------------------------------------------------------------------------

===============================================================================
  CUSIP NO.  968223206, 968223305
------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Theodore L. Cross IRA
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [_]
      (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      233 Carter Road, Princeton, New Jersey 08540
------------------------------------------------------------------------------
                    5   SOLE VOTING POWER          0
     NUMBER OF
      SHARES       -----------------------------------------------------------
   BENEFICIALLY     6   SHARED VOTING POWER        0
     OWNED BY
       EACH        -----------------------------------------------------------
    REPORTING       7   SOLE DISPOSITIVE POWER     0
      PERSON
       WITH:       -----------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER   0

------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    0
------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)     0
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IRA
------------------------------------------------------------------------------

===============================================================================
  CUSIP NO.  968223206, 968223305

------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Management Reports Employee Savings Plan    04 616 7174
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [_]
      (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      220 West 57th Street, New York, NY
------------------------------------------------------------------------------
                    5   SOLE VOTING POWER          0
     NUMBER OF
      SHARES       -----------------------------------------------------------
   BENEFICIALLY     6   SHARED VOTING POWER        0
     OWNED BY
       EACH        -----------------------------------------------------------
    REPORTING       7   SOLE DISPOSITIVE POWER     0
      PERSON
       WITH:       -----------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER   0

------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    0
------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    0
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      Employee Benefit Plan
------------------------------------------------------------------------------

===============================================================================
  CUSIP NO.  968223206, 968223305
             --------------------
------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (entities only).

      Louisville, Charitable Remainder Trust   13 6785102
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group (See Instructions)
      (a) [_]
      (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only
 ------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization
      Kentucky
------------------------------------------------------------------------------

                    5.  Sole Voting Power
     Number of          329,800  Class A,        256,000  Class B
      Shares       -----------------------------------------------------------
   Beneficially     6.  Shared Voting Power        0
     Owned by
       Each        -----------------------------------------------------------
    Reporting       7.  Sole Dispositive Power
      Person            329,800  Class A,        256,000  Class B
       With:       -----------------------------------------------------------
                    8.  Shared Dispositive Power   0
------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person
      329,800  Class A,        256,000  Class B
------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)
                                                                    [_]
------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (11)
      0.7% of Class A Common Stock      2.2% of Class B Common Stock
------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
      Unit Trust
------------------------------------------------------------------------------

===============================================================================
  CUSIP NO.  968223206, 968223305
             --------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Lisa W. Pownall-Gray (formally Lisa W. Cross)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2    (a) [_]
      (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    United States of America
------------------------------------------------------------------------------

                    5   SOLE VOTING POWER
     NUMBER OF          306,800  Class A,         32,400    Class B
      SHARES       -----------------------------------------------------------
   BENEFICIALLY     6   SHARED VOTING POWER        0
     OWNED BY
       EACH        -----------------------------------------------------------
    REPORTING       7   SOLE DISPOSITIVE POWER
      PERSON            306,800  Class A,         32,400    Class B
       WITH:       -----------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER   0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    306,800  Class A,         32,400    Class B
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11    0.6% of Class A Common Stock, 0.3% of Class B Common Stock
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12    Individual
------------------------------------------------------------------------------

===============================================================================
  CUSIP NO.  968223206, 968223305
------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Amanda Cross
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [_]
      (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
     NUMBER OF          450,800  Class A          30,800    Class B
      SHARES       -----------------------------------------------------------
   BENEFICIALLY     6   SHARED VOTING POWER        0
     OWNED BY      -----------------------------------------------------------
       EACH         7   SOLE DISPOSITIVE POWER
    REPORTING           450,800  Class A          30,800    Class B
      PERSON       -----------------------------------------------------------
       WITH:        8   SHARED DISPOSITIVE POWER   0

------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      450,800  Class A          30,800    Class B
------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.9% of Class A Common Stock, 0.2% of Class B Common Stock
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      Individual
------------------------------------------------------------------------------

===============================================================================
  CUSIP NO.  968223206, 968223305
 ------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Mary Cross
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a)
      (b)
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
------------------------------------------------------------------------------

                    5   SOLE VOTING POWER    113,984  Class A,  131,200  Class B
     NUMBER OF
      SHARES       -----------------------------------------------------------
   BENEFICIALLY     6   SHARED VOTING POWER        0
     OWNED BY
       EACH        -----------------------------------------------------------
    REPORTING       7   SOLE DISPOSITIVE POWER 113,984  Class A, 131,200 Class B
      PERSON
       WITH:       -----------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER   0
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      113,984  Class A,         131,200  Class B
------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.2% of Class A Common Stock, 1.1% of Class B Common Stock
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)    Individual
------------------------------------------------------------------------------

Item 1.
     (a) Name of Issuer
         John Wiley & Sons, Inc.

     (b) Address of Issuer's Principal Executive Offices
         605 Third Avenue, New York, NY

Item 2.
     (a) Name of Person Filing
         Theodore L. Cross

     (b) Address of Principal Business Office or, if none, Residence 233 Carter Road, Princeton, New Jersey 08540

     (c) Citizenship
         Citizen of the United States of America

     (d) Title of Class of Securities
         Class A common stock par value $1.00 per share
         Class B common stock par value $1.00 per share

     (e) CUSIP Number
         968223206,968223305

         Item 2   Identity and Background

     Item 2 of Schedule 13 G is hereby amended and supplemented to include the following information:

         (a) The natural persons filing this statement include Amanda Cross, Lisa W. Pownall-Gray (formerly Lisa W. Cross), Theodore
                  L. Cross, and Mary Cross. Amanda Cross and Lisa W. Pownall-Gray are the daughters of Mr. Cross. Mary Cross is Mr. Cross's wife. Amanda Cross's principal occupation is that of computer software developer and her business address is CWC Software, 150 Grossman Drive, Braintree Mass. 02184. Lisa W. Pownall-Gray's principal occupation is that of professional psychologist.

         (b) The Plan Administrator for the Management Reports Employee Savings Plan is Management Reports, Inc., a Delaware corporation with its offices at 200 West 57th Street, New York, NY. Theodore L. Cross is the President of Management Reports, Inc. Mr. Cross has the sole power to vote and dispose of 313,120 Class A common stock (0.6%) and 208,752 Class B common stock (1.7%) owned of record by Management Reports Employee Savings Plan. Mr. Cross also has the sole power to vote and dispose of 85,600 Class A common stock (0.17%) and 14,400 Class B common stock (0.1%) owned of record by the Theodore L. Cross IRA.


Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        Not Applicable

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially owned:
          1,485,320 Class A
          777,568 Class B

     (b)  Percent of class:
          2.97% Class A common stock
          6.5% Class B common stock

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote
                1,485,320 Class A
                777,568 Class B

          (ii)  Shared power to vote or to direct the vote
                0

          (iii) Sole power to dispose or to direct the disposition of 1,485,320 Class A
                777,568 Class B

          (iv)  Shared power to dispose or to direct the disposition of
                0

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of a Group.

         Not Applicable

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        November 8, 2001
                                                 -----------------------------
                                                             Date

                                                     /s/ Theodore L. Cross
                                                 -----------------------------
                                                           Signature

                                                       Theodore L. Cross
                                                 -----------------------------
                                                          Name/Title

Item 1.
     (a) Name of Issuer
         John Wiley & Sons, Inc.

     (b) Address of Issuer's Principal Executive Offices
         605 Third Avenue, New York, NY

Item 2.
     (a) Name of Person Filing
         Theodore L. Cross - IRA

     (b) Address of Principal Business Office or, if none, Residence 233 Carter Road, Princeton, New Jersey 08540

     (c) Citizenship
         Citizen of the United States of America

     (d) Title of Class of Securities
         Class A common stock par value $1.00 per share
         Class B common stock par value $1.00 per share

     (e) CUSIP Number
         968223206,968223305

     Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     Not Applicable

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          0

     (b)  Percent of class:
          0

     (c)  Number of shares as to which the person has:
          (i)   Sole power to vote or to direct the vote
                0

          (ii)  Shared power to vote or to direct the vote
                0

          (iii) Sole power to dispose or direct the disposition of
                0

          (iv)  Shared power to dispose or to direct the disposition of
                0

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

     Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of a Group

         Not Applicable

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          November 8, 2001
                                                      ------------------------
                                                      Date

                                                      /s/ Theodore L. Cross
                                                      ------------------------
                                                      Signature

                                                          Theodore L. Cross
                                                      ------------------------
                                                      Name/Title

Item 1.
     (a) Name of Issuer
         John Wiley & Sons, Inc.

     (b) Address of Issuer's Principal Executive Offices
         605 Third Avenue, New York, NY

Item 2
     (a) Name of Person Filing
         Management Reports Employee Savings Plan

     (b) Address of Principal Business Office or, if none, Residence 200 West 57th Street, New York, NY

     (c) Citizenship
         Citizen of the United States of America

     (d) Title of Class of Securities

     (e) CUSIP Number
         968223206,968223305

         Item 2   Identity and Background

     Item 2 of Schedule 13 G is hereby amended and supplemented to include the following information:

         (a) The natural persons filing this statement include Amanda Cross, Lisa W. Pownall-Gray (formerly Lisa W. Cross) Theodore
                  L. Cross, and Mary Cross. Amanda Cross and Lisa W. Pownall-Gray are the daughters of Mr. Cross. Mary Cross is Mr. Cross's wife. Amanda Cross's principal occupation is that of computer software developer and her business address is CWC Software, 150 Grossman Drive, Braintree Mass. 02184. Lisa W. Pownall-Gray's principal occupation is that of professional psychologist.

         (b) The Plan Administrator for the Management Reports Employee Savings Plan is Management Reports, Inc., a Delaware corporation with its offices at 200 West 57th Street, New York, NY. Theodore L. Cross is the President of Management Reports, Inc. Mr. Cross has the sole power to vote and dispose of 313,120 Class A common stock (0.6%) and 208,752 Class B common stock (1.7%) owned of record by Management Reports Employee Savings Plan. Mr. Cross also has the sole power to vote and dispose of 85,600 Class A common stock (0.17%) and 14,400 Class B common stock (0.1%) owned of record by the Theodore L. Cross IRA.

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        Not applicable

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          0

     (b)  Percent of Class:
          0

     (c)  Number of shares as to which the person has:
          (i)   Sole power to vote or to direct the vote
                0

          (ii)  Shared power to vote or to direct the vote
                0

          (iii) Sole power to dispose or direct disposition of
                0

          (iv)  Shared power to dispose or to direct the disposition of
                0

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

          Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable

Item 8.  Identification and Classification of Members of the Group.

         Not applicable

Item 9.  Notice of Dissolution of a Group

         Not applicable

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              November 8, 2001
                                              ----------------------------------
                                              Date


                                              /s/ Adrienne Cannella
                                              ----------------------------------
                                              Signature


                                              Adrienne Cannella/Secretary
                                              ----------------------------------
                                              Name/Title

Item 1
     (a) Name of Issuer
         John Wiley & Sons, Inc.

     (b) Address of Issuer's Principal Executive Offices
         605 Third Avenue, New York, NY

Item 2
     (a) Name of Person Filing
         Louisville Trust c/o James G. Hellmuth Trustee

     (b) Address of Principal Business Office or, if none, Residence 285 Victoria Place, Lawrence, NY 11559

     (c) Citizenship
         Citizen of the United States of America


     (d) Title of Class of Securities
         Class A common stock par value $1.00 per share
         Class B common stock par value $1.00 per share

     (e) Cusip No.
         968223206, 968223305

         Item 2   Identity and Background

     Item 2 of Schedule 13 G is hereby amended and supplemented to include the following information:

         (a) The natural persons filing this statement include Amanda Cross, Lisa W. Pownall-Gray (formerly Lisa W. Cross), Theodore
                  L. Cross, and Mary Cross. Amanda Cross and Lisa W. Pownall-Gray are the daughters of Mr. Cross. Mary Cross is Mr. Cross's wife. Amanda Cross's principal occupation is that of computer software developer and her business address is CWC Software, 150 Grossman Drive, Braintree Mass. 02184. Lisa W. Pownall-Gray's principal occupation is that of professional psychologist.

         (b) The Plan Administrator for the Management Reports Employee Savings Plan is Management Reports, Inc., a Delaware corporation with its offices at 200 West 57th Street, New York, NY. Theodore L. Cross is the President of Management Reports, Inc. Mr. Cross has the sole power to vote and dispose of 313,120 Class A common stock (0.6%) and 208,752 Class B common stock (1.7%) owned of record by Management Reports Employee Savings Plan. Mr. Cross also has the sole power to vote and dispose of 85,600 Class A common stock (0.17%) and 14,400 Class B common stock (0.1%) owned of record by the Theodore L. Cross IRA.

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        Not Applicable

Item 4. Ownership.
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially owned:
          329,800 Class A
          256,000 Class B

     (b)  Percent of class:
          0.7% Class A common stock
          2.2% Class B common stock

     (c)  Number of shares as to which the person has:
          (i)   Sole power to vote or to direct the vote
                329,800 Class A
                256,000 Class B

          (ii)  Shared power to vote or to direct the vote
                0

          (iii) Sole power to dispose or to direct disposition of 329,800 Class A
                256,000 Class B

          (iv)  Shared power to dispose or to direct the disposition of
                0

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of a Group

         Not Applicable

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        November 12, 2001
                                                 ------------------------------
                                                 Date

                                                 /s/ James G. Hellmuth, Trustee
                                                 ------------------------------
                                                 Signature

                                                     James G. Hellmuth, Trustee
                                                 ------------------------------
                                                 Name/Title

Item 1
     (a) Name of Issuer
         John Wiley & Sons, Inc.

     (b) Address of Issuer's Principal Executive Offices
         605 Third Avenue, New York, NY

Item 2
     (a) Name of Person Filing
         Lisa W. Pownall-Gray (formerly Lisa W. Cross)

     (b) Address of Principal Business Office or, if none, Residence 42 Lord's Highway Weston, CT 06883

     (c) Citizenship
         Citizen of the United States of America

     (d) Title of Class of Securities
         Class A common stock par value $1.00 per share
         Class B common stock par value $1.00 per share

     (e) CUSIP No.
         968223206,968223305

         Item 2   Identity and Background

     Item 2 of Schedule 13 G is hereby amended and supplemented to include the following information:

         (a) The natural persons filing this statement include Amanda Cross, Lisa W. Pownall-Gray (formerly Lisa W. Cross), Theodore
                  L. Cross, and Mary Cross. Amanda Cross and Lisa W. Pownall-Gray are the daughters of Mr. Cross. Mary Cross is Mr. Cross's wife. Amanda Cross's principal occupation is that of computer software developer and her business address is CWC Software, 150 Grossman Drive, Braintree Mass. 02184. Lisa W. Pownall-Gray's principal occupation is that of professional psychologist.

         (b) The Plan Administrator for the Management Reports Employee Savings Plan is Management Reports, Inc., a Delaware corporation with its offices at 200 West 57th Street, New York, NY. Theodore L. Cross is the President of Management Reports, Inc. Mr. Cross has the sole power to vote and dispose of 313,120 Class A common stock (0.6%) and 208,752 Class B common stock (1.7%) owned of record by Management Reports Employee Savings Plan. Mr. Cross also has the sole power to vote and dispose of 85,600 Class A common stock (0.17%) and 14,400 Class B common stock (0.1%) owned of record by the Theodore L. Cross IRA.

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        Not Applicable

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          306,800 Class A
          32,400 Class B

     (b)  Percent of Class:
          0.6% Class A common stock
          0.3% Class B common stock

     (c)  Number of shares as to which the person has:
          (i)   Sole power to vote or client vote
                306,800 Class A
                32,400 Class B

          (ii)  Shared power to vote or to direct the vote   0

          (iii) Sole power to dispose or direct disposition of 306,800 Class A
                32,400 Class B

          (iv)  Shared power to dispose or to direct the disposition of
                0

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of a Group

         Not Applicable

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              November 12, 2001
                                              ----------------------------------
                                              Date


                                              /s/ Lisa W. Pownall-Gray
                                              ----------------------------------
                                              Signature



                                              Lisa W. Pownall-Gray
                                              ----------------------------------
                                              Name/Title

Item 1
     (a) Name of Issuer
         John Wiley & Sons, Inc.

     (b) Address of Issuer's Principal Executive Offices
         605 Third Avenue, New York, NY

Item 2
     (a) Name of Person Filing
         Amanda Cross

     (b) Address of Principal Business Office or, if none, Residence 1349 Bay Drive, Sanibel, Florida 33957

     (c) Citizenship
         Citizen of the United States of America

     (d) Title of Class of Securities
         Class A common stock par value $1.00 per share
         Class B common stock par value $1.00 per share

     (e) CUSIP No.
         968223206,968223305

         Item 2   Identity and Background

     Item 2 of Schedule 13G is hereby amended and supplemented to include the following information:

         (a) The natural persons filing this statement include Amanda Cross, Lisa W. Pownall-Gray (formerly Lisa W. Cross) Theodore
                  L. Cross, and Mary Cross. Amanda Cross and Lisa W. Pownall-Gray are the daughters of Mr. Cross. Mary Cross is Mr. Cross's wife. Amanda Cross's principal occupation is that of computer software developer and her business address is CWC Software, 150 Grossman Drive, Braintree Mass. 02184. Lisa W. Pownall-Gray's principal occupation is that of professional psychologist.

         (b) The Plan Administrator for the Management Reports Employee Savings Plan is Management Reports, Inc., a Delaware corporation with its offices at 200 West 57th Street, New York, NY. Theodore L. Cross is the President of Management Reports, Inc. Mr. Cross has the sole power to vote and dispose of 313,120 Class A common stock (0.6%) and 208,752 Class B common stock (1.7%) owned of record by Management Reports Employee Savings Plan. Mr. Cross also has the sole power to vote and dispose of 85,600 Class A common stock (0.17%) and 14,400 Class B common stock (0.1%) owned of record by the Theodore L. Cross IRA.

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        Not Applicable

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          450,800 Class A
          30,800 Class B

     (b)  Percent of class:
          0.9% Class A common stock
          0.2% Class B common stock

     (c)  Number of shares as to which the person has:
          (i)   Sole power to vote or to direct the vote
                450,800 Class A
                30,800 Class B

          (ii)  Shared power to vote or to direct the vote
                0

          (iii) Sole power to dispose or to direct the disposition of 450,800 Class A
                30,800 Class B

          (iv)  Shared power to dispose or to direct the disposition of
                0

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of a Group.

         Not Applicable

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          November 9, 2001
                                                      ------------------------
                                                      Date

                                                      /s/ Amanda B. Cross
                                                      ------------------------
                                                      Signature

                                                          Amanda B. Cross
                                                      ------------------------
                                                      Name/Title

Item 1.
     (a) Name of Issuer
         John Wiley & Sons, Inc.

     (b) Address of Issuer's Principal Executive Offices
         605 Third Avenue, New York, NY

Item 2.
     (a) Name of Person Filing
         Mary Cross

     (b) Address of Principal Business Office or, if none, Residence 233 Carter Road, Princeton, New Jersey 08540

     (c) Citizenship
         Citizen of the United States of America

     (d) Title of Class of Securities
         Class A common stock par value $1.00 per share
         Class B common stock par value $1.00 per share

     (e) CUSIP Number
         968223206,968223305

         Item 2   Identity and Background

         Item 2 of Schedule 13 G is hereby amended and supplemented to include the following information:

         (a) The natural persons filing this statement include Amanda Cross, Lisa W. Pownall-Gray (formerly Lisa W. Cross), Theodore
                  L. Cross, and Mary Cross. Amanda Cross and Lisa W. Pownall-Gray are the daughters of Mr. Cross. Mary Cross is Mr. Cross's wife. Amanda Cross's principal occupation is that of computer software developer and her business address is CWC Software, 150 Grossman Drive, Braintree Mass. 02184. Lisa W. Pownall-Gray's principal occupation is that of professional psychologist.

         (b) The Plan Administrator for the Management Reports Employee Savings Plan is Management Reports, Inc., a Delaware corporation with its offices at 200 West 57th Street, New York, NY. Theodore L. Cross is the President of Management Reports, Inc. Mr. Cross has the sole power to vote and dispose of 313,120 Class A common stock (0.6%) and 208,752 Class B common stock (1.7%) owned of record by Management Reports Employee Savings Plan. Mr. Cross also has the sole power to vote and dispose of 85,600 Class A common stock (0.17%) and 14,400 Class B common stock (0.1%) owned of record by the Theodore L. Cross IRA.

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        Not Applicable

Item 4. Ownership.
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          113,984 Class A
          131,200 Class B

     (b)  Percent of Class:
          0.2% Class A common stock
          1.1% Class B common stock

     (c)  Number of shares as to which the person has:
          (i)   Sole power to vote or to direct the vote
                113,984 Class A
                131,200 Class B

          (ii)  Shared power to vote or to direct the vote
                0

          (iii) Sole power to dispose or to direct the disposition of 113,984 Class A
                131,200 Class B

          (iv)  Shared power to dispose or to direct the disposition of
                0

     Instruction. For computations regarding securities which represent a right to acquire and underlying security see (S)240.13d-3(d)(1).

Item 5.   Ownership of Five Percent or Less of a Class.

          Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of a Group.

         Not Applicable

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to in this statement were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          November 8, 2001
                                                      ------------------------
                                                      Date

                                                      /s/ Mary Cross
                                                      ------------------------
                                                      Signature

                                                          Mary Cross
                                                      ------------------------
                                                      Name/Title